Exhibit 99.1

LandBridge Announces Launch of $500,000,000 Offering of Senior Notes

November 19, 2025

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB; NYSE Texas: LB) (“LandBridge”) announced today that DBR Land Holdings LLC, a subsidiary of LandBridge, intends to offer $500 million in aggregate principal amount of senior notes (the “Notes”) in a private placement to eligible purchasers, subject to market conditions.

LandBridge intends to use the net proceeds from the offering of the Notes, together with borrowings under its new credit facility, to repay all outstanding borrowings under, and terminate, its existing credit facility.

The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About LandBridge

LandBridge owns more than 300,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words, or similar terms and phrases are intended to identify forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, LandBridge does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for LandBridge to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in LandBridge’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other reports filed by LandBridge with the U.S. Securities and Exchange Commission. The risk factors and other factors noted in the registration statement could cause its actual results to differ materially from those contained in any forward-looking statement.

Contacts

Scott McNeely

Chief Financial Officer

LandBridge Company LLC

Contact@LandBridgeco.com

Mae Herrington

Director, Investor Relations

LandBridge Company LLC

ir@LandBridgeco.com

Media

Daniel Yunger / Nathaniel Shahan

Kekst CNC

daniel.yunger@kekstcnc.com / nathaniel.shahan@kekstcnc.com